                                                                    Exhibit 11.1


                    GENESEE & WYOMING INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                    (in thousands, except per share amounts)


                                                 Three Months    Six Months
                                                     Ended         Ended
                                                 June 30, 1998  June 30, 1998
                                                 -------------  -------------
BASIC EARNINGS PER SHARE CALCULATION:

Net Income                                            $1,846         $4,128


Weighted average number of shares
of common stock                                        5,294          5,294

Earnings per share - basic                             $0.35          $0.78


DILUTED EARNINGS PER SHARE CALCULATION:

Net Income                                            $1,846         $4,128
Weighted average number of shares of common stock
  and common stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                    5,294          5,294
  Common stock equivalents issuable under stock
    option plans                                         106            104
  Weighted average number of shares of common stock
    and common stock equivalents - diluted             5,400          5,398

Earnings per share - diluted                          $ 0.34          $0.76